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
ENCORE COMPUTER CORPORATION
Computation of Loss per Share                                        Exhibit 11
(in thousands except per share data)



Primary                                         1994                1993            1992
                                         -----------        -------------   -------------
Net loss                                $    (54,556)       $    (69,565)   $    (32,522)

Accumulated Series B and D
    Preferred Stock Dividends                      -              (9,185)            -

Series B, D and E Preferred
    Stock Dividends                          (13,987)                 -           (4,471)
                                         -----------        -------------   -------------
Net loss attributable to
    common shareholders                 $    (68,543)        $    (78,750)  $    (36,993)
                                         ============        =============  =============


Weighted average common
    shares outstanding                        33,391               31,909         30,535
Series A assumed converted                     7,364                7,364          7,364
                                         -----------        -------------   -------------
Weighted average shares outstanding           40,755               39,273         37,899



Loss per common share                    $    (1.68)           $    (2.01)     $    (0.98)
                                         ============        =============   =============


Assuming Full Dilution

Net loss                               $    (54,556)         $    (69,565)     $    (32,522)



Weighted average common
    shares outstanding                       33,391                31,909            30,535
Series A assumed converted                    7,364                 7,364             7,364
Series B assumed converted                   20,014                19,321            17,706
Series D assumed converted                   30,624                29,564             8,532
Series E assumed converted                   28,481
Exercise of options reduced by
 the number of shares purchased
  with proceeds                               6,302                 7,412             1,109
                                         -----------        -------------     -------------
Weighted average shares
   outstanding                               26,176                95,570            65,246
                                         ===========        =============     ==============


Loss per common share:                   $    (0.43)           $    (0.73)        $    (0.50)
                                         ===========        =============      ==============
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